Guanwei Recycling Corp.

A Fast Growing Leader In Environmentally Sound Plastics Recycling and China's Top Producer of Recycled Low Density Polyethylene (LDPE) Meeting the Highest Chinese and European Green Standards

Corporate Profile

September, 2010

NASDAQ: GPRC

Industry: Plastics

Sector: Recycling

Employees: 494

Guanwei Recycling Corp.

Rong Qiao Economic Zone

Fuqing City, Fujian Province

People's Republic of China

300500

Tel: 86-591 8537-2532

Fax: 86-591 8537-0005



www.guanweirecycling.com

Investor Relations (U.S.)

Mark Miller

East West Network Group

Ph: (770) 436-7429

Email: mmeastwest@hotmail.com

Public Relations (U.S.)

Ken Donenfeld

Ph: (212) 425-5700

kdonenfeld@dgllr.com

Select Financials

Fiscal Year End: Dec. 31

Recent Price: $3.20 (9/10/10)

Market Cap: approx. $64MM

F/D Shares Outstanding: 20MM shares

Management Ownership: 12 MM shares (60%)

Daily Volume: 26,000 shares

Auditor: BDO Limited

Attorneys: K&L Gates LLP

Transfer Agent: Corporate Stock Transfer

An environmental leader, Guanwei Recycling Corp. (NASDAQ: GPRC) is the largest producer of recycled low density polyethylene (LDPE) in China— the world's largest recycled plastics market. The Company's rapid growth (2009 sales up approximately 86% to $47.26 million compared to $25.43 million in 2008 and up 61% in 2008 compared to 2007, despite a slowed economy) is fueled by the fact that plastics consumption in China far outpaces domestic production. Recycled plastic helps fill this production gap and exceeded 24% of the plastics consumed in China in 2008 and 2009. Further, recycled LDPE produced by Guanwei is utilized by 300+ customers in ten different industries, including building and construction products where the government is heavily promoting its usage. Guanwei's environmental leadership also provides a major business advantage over competition. As one of the few recyclers in China licensed by the Chinese government and audited by TUV Rheinland cert GmbH, the Company directly procures most of its high quality plastic waste in Germany and other European countries (Holland and Spain), with no middlemen, resulting in lower production costs and higher yields of top grade LDPE which sells for a higher price. To maintain German certification, Guanwei's production process and waste disposal are regularly monitored to meet the highest "green" standards for air, water and noise discharge. Looking ahead, the Company anticipates continuing its strong growth pattern. In China's robust economy, LDPE pricing and demand has continued to strengthen and the Company believes the growth of plastic recyclers will continue to exceed the growth of the Chinese plastics industry. Most significantly, the Company has succeeded in building a base of ten European suppliers of plastic waste and continue to focus on establishing additional raw material suppliers. Maintaining and expanding a secure source of high quality raw material is an essential element of the Company's industry leadership and key to its future growth and development.

2010 Q2 Revenues Grew 16.59% YOY– The Company reported that while revenues in the second quarter of 2010 grew 16.59% to $9,116,737 from $7,819,356 in the year earlier quarter, this result was below expectations. It attributed the shortfall to a refurbishment and expansion of its plant which impacted production and was not completed until July 15th. As a result, tonnage of self manufactured recycled LDPE sold by the Company was a lower than planned at 8,501 tons in the second quarter of 2010, compared with 7,690 tons in Q2 2009. For the first six months in 2010, self manufactured recycled LDPE tonnage sold was 17,371 tons, compared with 15,539 tons in the first six months of the prior year. The 15,539 tons of recycled LDPE sold in the first half of 2009 excludes tonnage attributable to the Company's since discontinued practice of purchasing recycled LDPE from other manufacturers and reselling it. Reported revenues for the first half of 2009 of $30,447,450 reflect the revenues attributable to this discontinued practice totaling $7,512,903, as well as $7,483,107 in revenues resulting from inventory sales of raw materials in last year's first quarter which are not expected to be repeated 2010. Subtracting these two additional sources of revenues in the 2009 first half, results in 2009 first half revenues of $15,136,877 from the sales of self-manufactured recycled LDPE. As compared with this, first half revenues in 2010 of $18,178,175 increased 20.10%. Net income in the 2010 second quarter was $1,670,985, or $0.09 per share, compared with $2,463,329, or $0.12 per share, in the same period last year. This result was affected by the unusually high gross margins in last year's second quarter of 48.52%, primarily resulting from raw material purchases at unusually low costs in the period following the world financial crisis. In the 2010 second quarter, gross margins returned to a more normal 31.01%. For the first half of 2010, gross margin was 33%. Consequently, 2010 six month net income of $3,875,589 or $0.20 per share compared with $3,732,719 or $0.19 per share in the first six months of 2009.

Strong Growth Outlook– In a press release issued on Sept. 13, 2010, the Company announced that it anticipates it will produce at least 40,000 to 42,000 tons of recycled LDPE for the full year ended December 31, 2010, reflecting a year over year increase of 28% to 35%. It noted, as well, that it continues to aim to achieve historical gross margins of around 30%, despite higher manufacturing costs. It also pointed out that recycled LDPE prices had increased during the year and through September, prices for top grade recycled LDPE were above $1100 per ton.

Continued Growth in Revenues* (In Millions)

Second Quarter



$7.8(MM)
$9.1(MM)
+16.59%
0
2
4
6
8
10
2009
2010

First Half



+20.1%
$15.1(MM)
$18.1(MM)
0
4
8
12
16
20
2009
2010

*Manufacturing facility expansion completed in July, 2009. First half revenues as reported were $30,447,450 including $7,483,107 in inventory sales, and $7,512,903 in discontinued sales of products produced by other manufacturers. The first half chart above shows only the revenue attributable to sales of self-manufactured LDPE.

Reasons to Consider

- Guanwei is a rapidly growing "green" investment with 2009 revenue growth of 102% compared with 2008 and an approximately 86% increase in net income over the same period. In 2010, continued strong growth is anticipated, with production of recycled LDPE expected to increase 25%-30%, coupled with higher prices.
- The Company is the largest manufacturer in China of recyclable low density polyethylene (LDPE) and is reaping the benefits of a strong domestic economy and growing demand for LDPE, especially in the building and infrastructure industries. If China's economy slows, the Company believes demand for lower cost recycled LDPE will increase as manufacturers will seek to reduce production costs.
- Guanwei has a continuing raw material cost advantage with its ability to purchase waste directly in Europe, (primarily from Germany, Holland & Spain)-- without middlemen-- because it is among the very few companies meeting stringent German environment standards in addition to being certified by the PRC government.
- With most of its plastic waste purchased in Europe, Guanwei has a higher yield of top grade, higher priced LDPE and less non-LDPE plastic waste than its competitors. Most recently, it signed a long-term supply contract for a minimum of 10,000 tons of raw material annually with a major German supplier and is in negotiations with others. It currently has ten European raw material suppliers.
- China has continued to consume vastly more plastic than it produces. Consequently, plastic recycling is a necessity, contributing approximately 24% to total plastic consumption in 2008 and 2009, and growing much faster than the plastics industry as a whole.
- LDPE prices have rebounded in 2010, and demand among the 300+ customers served by Guanwei in 10 different industries also continues to grow, boosted by strong government support in some cases, such as with building and construction materials.
- Guanwei also has strong financials with no long term debt.

* All financial figures in this document (including graphs) are unaudited. For more information, please consult the Company's filings with the US Securities and Exchange Commission.

Low Density Polyethylene (LDPE)

LDPE is one of seven types of plastic polymers used in packaging. Key properties of this polymer are its ease of processing, strength, toughness, ease of sealing and that it acts as a moisture barrier. Guanwei imports unrecycled LDPE mostly from Europe (80%). Most plastic waste in China has been previously recycled and has lower tensile strength and cannot be completely transparent. The recycled LDPE manufactured by Guanwei typically sells for substantially less than virgin plastic. The four grades of LDPE produced by Guanwei after processing into plastic "grains", are distinguishable primarily by color and transformed into a wide variety of end products by Guanwei's customers.



Multiple Industries/Multiple Products

- Six types of plastic waste (approximately 8% of imported material) are sorted out first by Guanwei's experienced team of more than 150 workshop employees (out of more than **494 employees** in total) at Guanwei's **60,000 square meter raw material storage and manufacturing plant** in Fuqing City in Fujian Province.
- The remaining LDPE processed into four grades of plastic "grains", is sold **to more than 300 Guanwei customers** throughout China, operating in **ten different industries**.
- The primary **industries** utilizing LDPE are: infrastructure, building and construction and shoes.
- The primary **products** are plastic pipes (water, sewage, gas and sheath wire), shoe soles, composite panels and others.

Strong Market Demand:A Growth Opportunity (Source: Guanwei 8-K filed on 12/22/09)

- China is now the second largest market for plastics after the U.S. and the world's largest recycled plastics market.
- More than 24% of the plastic consumed in China in 2009 was recycled plastic.
- Only 50% of China's plastic needs are met by self-manufacturing and much of the remainder is imported.
- According to China Custom, the growth of the Chinese **plastics industry** has continued in 2010,as polyethylene production increased 20%, the volume of plastic products increased 20.7% and exported plastic products grew in double digits compared to the same period last year.
- Further, the **Chinese government promotes the use of plastics** with goals to achieve 70% to 90% plastic usage in such products as water and heating supply pipelines, rainwater drainage pipes, city water supply pipelines and sheathware.
- By 2010 China's production of plastic pipelines will reach 4.5MM tons, and by 2015 exceed 6MM tons.
- The industry estimate of LDPE consumption in China in 2010 is 7.7MM tons. (Source: 2009 China Plastics Industry Report)
- Guanwei is emphasizing expansion in the construction/infrastructure sector.

Four Grades Of Plastic


A GRADE
B GRADE
C GRADE
Black
A
B
C
D

All products have the same quality and characteristics, the only difference is color. Product allocation is roughly 3:2:2:3: among these 4 grades. Grade A product sells for about US $1150 per ton. For other grades, the price difference is about US$75-US$100 per grade.

Guanwei's Advantage: Imported Plastic Waste

Guanwei leads the recycled plastics industry with a sizeable cost advantage largely related to its direct importation of plastic waste from Europe (primarily Germany, Spain and Holland), where over 50% of plastic waste (typically plastic packaging) is recycled. In Germany, where 80% of plastic waste is recycled, and in the other EC countries, the Company is able to obtain higher grades of plastic which reduces processing cost. Further, cost decreases result from direct shipping of the wastes from the supplier/recycler to GPRC— the importer/processor. While Guanwei is subject to import quotas imposed by the Chinese government, it has applied for increases in the quota consistent with its expanding operations. Entering 2010, the Company has developed secure, long-term sources of raw materials from ten sup-

Chinese Government and Euro Approved Processing

Guanwei is able to achieve the cost savings in direct importing because it is one of very few LDPE processors in China that meet both **Chinese government and EURO processing standards.** The Company is examined every two years and visited randomly to ensure it maintains the exacting standards of **Germany's TUV Rheinland Cert GmbH environmental auditors.**

Maintaining Environmental Leadership

Every phase of Guanwei's production process is focused on manufacturing clean, non-composite totally recyclable plastics into the marketplace. **This emanates from the sincere dedication of its founders and employees to environmental stewardship and keeping China clean for decades to come.** From the importation of raw materials in containers inspected by China Inspection and Quarantine to the processing of sewage in a 4800 square meter area that is over 10 meters deep and served by 18 modern suction pumps, every effort is taken to keep the air and the earth clean.

The Guanwei Recycling Production Process


Raw Material Classification
Smashing
Washing & Packing
LDPE Final Product
Plastic wastes are classified by hand by color. Workers are paid at piece rate to motivate productivity
Currently, GPRC has 8 smashing machines to process materials during the smashing cycle
Plastics are washed several times to increase cleanliness and enhance quality
32 Plastic grain machines— the largest production capacity in China

Production Yield: about 76% in in 2009

Management

***Chen Min*-40-Chairman of the Board** and **CEO**-Mr. Chen is the founder of Guanwei and has served as its Chief Executive Officer and Chairman of the Board of Directors since inception in 2005; from 1999 to 2005, Mr. Chen served as Chief Executive Officer and Chairman of the Board of Directors of Fuqing Huanli Plastic Corp. He holds a Bachelors degree in economics from Xiamen University. Mr. Chen studied at both Japan Arsker College and Japan University and obtained degrees in economics, and obtained a Masters degree in innovative administration from Tsing Hua University in 2009. While in Japan, Mr. Chen completed a study of the advanced Japanese recycling business and upon returning to China in 1999, he established Gaoming Plastics Inc., a plastic recycling business. Mr. Chen has been working since to expand the scale and level of recycling in China in a cost-efficient way.

Yang Feng-40-Chief Financial Officer- Mr. Yang has served as CFO of Guanwei since 2009; from 2007 to 2009, he served as CFO of Xi'An Li Ao Technology Inc. From 2003 to 2006, he worked as the financial controller for China Diary Group Limited (CHDA, Singapore Securities Exchange listing) and served as the Chief Financial Officer for Xi'An Silver Bridge Bio-tech Corp. (a Singapore listing corp.) from 2001 to 2003. Mr. Yang is a certified public accountant in China and has over 18 years of accounting experience. He earned a Bachelors degree in Accounting from China Northwest University.